Exhibit 99.1

CONTACT:
For Immediate Release
Contact: Kevin Barnett
(614) 870-5603

CORE MOLDING TECHNOLOGIES REPORTS RECORD RESULTS FOR THE SECOND
QUARTER ENDED JUNE 30, 2015

COLUMBUS, Ohio - August 10, 2015 - Core Molding Technologies, Inc. (NYSE MKT: CMT) today announced results for the second quarter ended June 30, 2015.

Net income for the second quarter ended June 30, 2015 was $4,039,000, or $0.53 per basic and diluted share, compared with $2,520,000 or $0.34 per basic and $0.33 per diluted share in the second quarter of 2014. Total net sales for the second quarter were $54,856,000, compared with $46,124,000 in the same quarter of 2014. Product sales totaled $53,514,000, increasing 24% from $43,317,000 for the second quarter of 2014.

For the first six months of 2015, net income was $7,235,000, or $0.96 per basic and $0.95 per diluted share, compared with $4,640,000 or $0.62 per basic and diluted share for the same period in 2014. Total net sales for the first six months of 2015 were $104,455,000, compared with $87,199,000 for the same period in 2014. Product sales increased 21%, to $101,368,000 through six months of 2015 compared to $83,981,000 for the same period in 2014.

"Second quarter sales, net income and earnings per share were new all-time quarterly records surpassing the previous records set in the first quarter of this year," said Kevin L. Barnett, President and Chief Executive Officer. "Strong demand from our customers and new business from CPI, which the Company acquired in the first quarter, pushed our revenues to a new level. Our continued focus on operational efficiencies as well as benefits from CPI drove our gross margin percent to 20.0% and positively impacted our earnings,” Barnett continued.

“We are very pleased with the initial results from our acquisition of CPI which have exceeded our original expectations. We are working diligently to fully integrate the CPI business including efforts to diversify the customer base, cross-sell technologies and grow sales,” said Barnett. “We are already experiencing opportunities to offer CPI’s D-LFT technology to our existing customers and to cross-sell our thermoset technology to CPI’s customers,” Barnett added.

“We continue to remain optimistic regarding our overall business. While we anticipate the third quarter being impacted by seasonality and customer summer shut-downs, we expect to finish the overall year with record results,” Barnett concluded.

About Core Molding Technologies, Inc.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced thermoset and thermoplastic materials. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); compression and transfer molding of direct long-fiber thermoplastics (D-LFT); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers reaction injection molding (RIM) of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products markets. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2014 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	6/30/2015	6/30/2014	6/30/2015	6/30/2014

Product Sales	$53,514	$43,317	$101,368	$83,981
Tooling Sales	1,342	2,807	3,087	3,218
Net Sales	54,856	46,124	104,455	87,199
Cost of Sales	43,874	38,525	84,448	72,955
Gross Margin	10,982	7,599	20,007	14,244
Selling, General and Admin. Expense	4,750	3,726	8,885	7,255
Operating Income	6,232	3,873	11,122	6,989
Interest Expense - Net	100	40	141	72
Income before Taxes	6,132	3,833	10,981	6,917
Income Tax Expense	2,093	1,313	3,746	2,277
Net Income	$4,039	$2,520	$7,235	$4,640
Net Income per Common Share
Basic	$0.53	$0.34	$0.96	$0.62
Diluted	$0.53	$0.33	$0.95	$0.62
Weighted Average Shares Outstanding
Basic	7,578	7,519	7,570	7,467
Diluted	7,637	7,616	7,622	7,542

Condensed Consolidated Balance Sheets
(in thousands)
	As of
	6/30/2015	As of
	(Unaudited)	12/31/2014
Assets:
Cash	$4,117	$2,312
Accounts Receivable	35,367	34,360
Inventories	12,806	11,635
Other Current Assets	3,536	6,316
Property, Plant & Equipment - Net	73,524	61,995
Other Assets	3,041	1,097
Total Assets	$132,391	$117,715

Liabilities and Stockholders' Equity:
Revolving line of credit	$—	$2,768
Current Portion of Long-term Debt and Interest Rate Swaps	4,587	1,748
Accounts Payable	12,634	9,256
Compensation and Related Benefits	7,379	7,087
Tooling in Progress	—	8,068
Accrued Liabilities and Other	2,498	1,388
Long-Term Debt and Interest Rate Swaps	11,250	717
Post Retirement Benefits Liability	9,086	9,172
Deferred Tax Liability	1,365	1,365
Stockholders' Equity	83,592	76,146
Total Liabilities and Stockholders' Equity	$132,391	$117,715